FIRST AMENDMENT TO THE
EVANS NATIONAL BANK
EXECUTIVE LIFE INSURANCE PLAN

This First Amendment to the Evans National Bank Executive Life Insurance Plan is dated as of April 26, 2007. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Evans National Bank Executive Life Insurance Plan.

WHEREAS, Evans National Bank maintains an Executive Life Insurance Plan (the “Plan”) for the benefit of certain officers and directors;

WHEREAS, Section 8.1 of the Plan provides that the Plan may be amended by the Bank at any time;

WHEREAS, the Board of Directors of the Bank has determined that it is necessary and appropriate to amend the Plan to reflect certain accounting changes related to the treatment of life insurance benefits following termination of employment;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended effective as of April 26, 2007, as follows:

1. Section 2.2 is deleted and replaced with the following new Section 2.2:

“Section 2.2. TERMINATION OF PARTICIPATION. Notwithstanding any other provision of this Plan to the contrary, a Participant’s rights under this Plan, including but not limited to, a Participant’s interest, if any, in a Policy or Policies, shall cease and his or her participation in this Plan shall terminate immediately upon the Participant’s termination of employment (or service as a Director) for any reason, other than (i) by reason of the Participant’s death while actively employed by, or serving as a Director of, the Bank or an Affiliate, as the case may be, (ii) upon the Participant’s termination of employment (or service as a Director) by reason of Disability, or (iii) upon the Participant’s termination of employment within two years following the effective date of a Change in Control (except for Termination for Cause); provided, however, that in the case of Participant’s termination by reason of Disability, participation in the Plan shall cease on the date the Participant thereafter becomes re-employed by an entity other than the Bank.

In the event that the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.”

2.	Section 2.3 is deleted and replaced with the following new Section 2.3:

“Section 2.3 MAINTAINING THE POLICY AND ENDORSEMENT UNTIL DEATH. If any of the events listed below occur, the Bank shall maintain the Policy in full force and effect and, in no event, shall the Bank amend, terminate or otherwise abrogate the Participant’s interest in the Policy, unless the Participant agrees pursuant to Section 8.1. The Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement if the Bank and Participant execute a new split dollar policy endorsement for a comparable benefit.

(a)	Disability. If the Participant’s employment is terminated due to Disability, except as set forth in section 2.2; or

(b)	Change in Control. If the Participant’s employment terminates within two years after a Change in Control, except for Termination for Cause.”

3. Section 8.2 is amended by deleting clause (i) in the third sentence thereof.

4. All of the terms and provisions of the Plan as amended hereby are in full force and effect, and all other terms and provisions of the Plan are and shall remain unchanged and are in full force and effect.

IN WITNESS WHEREOF, the Bank has caused this First Amendment to the Plan to be executed by its duly authorized officer.

ATTEST:	EVANS NATIONAL BANK
Name: /s/ Michelle A. Baumgarden	Name: /s/ David J. Nasca

Title: President & Chief Executive Officer